Robert A. Shuey, III
                           8214 Westchester, Suite 500
                               Dallas, Texas 75225




I have read Amendment No. 1 to the Registration Statement of Rampart Capital Corporation. dated April 9, 1999 and hereby consent to the use of my name as a director nominee in the prospectus which is a part thereof.



/s/ Robert A. Shuey, III
Robert A. Shuey, III
April 9, 1999